Exhibit 99.2

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces the Acquisition
of Canadian-based Trydor Industries

Pittsburgh, June 7, 2012: WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today that WESCO Distribution, Inc., through its wholly-owned Canadian subsidiary, has entered into a definitive agreement to acquire Trydor Industries (Canada), Ltd., headquartered in Surrey, British Columbia. Closing is expected to occur in July 2012.

With sales of approximately $35 million and offices in Surrey, Calgary and Edmonton, Trydor Industries (Canada), Ltd. is a full-line distributor of high-voltage electrical products and services addressing the transmission, substation and distribution network needs for utilities, independent power producers and utility contractors in Canada.

Mr. John J. Engel, WESCO's Chairman and Chief Executive Officer stated: “Combining the expertise and customer base of Trydor Industries and Brews Supply, which we acquired in October 2011, gives us a strong platform to grow our utility business in Canada. This acquisition is expected to be accretive to earnings by at least $0.05 per diluted share in the first year of operation.”

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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating ("MRO") and original equipment manufacturers ("OEM") product, construction materials, and advanced supply chain management and logistic services.  2011 annual sales were approximately $6.1 billion.  The Company employs approximately 7,300 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide.  Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities.  WESCO operates eight fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations.  Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations & Corporate Affairs
WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566
http://www.wesco.com